SCHEDULE 14A

 PROXY STATEMENT

PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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☐ Preliminary Proxy Statement

☐ Confidential for Use of the Commission Only as permitted by Rule 14a-6(e)(2)

☐ Definitive Proxy Statement

☒ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11c or Rule 14a-12

Flaherty & Crumrine Dynamic Preferred
and Income Fund Incorporated

 (Name of Registrant as Specified in Its Charter)

_______________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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YOU ARE ONE OF THE ESTIMATED TOP 250 SHAREHOLDERS WHO HAVE NOT YET VOTED!

PLEASE KNOW THAT WE WOULD NOT UNDERTAKE THE EXPENSE OF THIS OVERNIGHT PACKAGE TO YOU UNLESS YOUR VOTE WAS VITAL.

June 20, 2025

Dear Shareholder:

We hope this overnight package conveys how much we truly need YOUR vote! Even if you simply cast an abstain vote, it would be extremely helpful.

The Annual Meeting of shareholders of Flaherty & Crumrine Dynamic Preferred and Income Fund Incorporated (NYSE: DFP), originally scheduled for April 16, 2025, has been adjourned again until June 30, 2025 due to lack of quorum to hold the meeting. Shareholders are being asked to vote on the following proposals:

Proposal 1: To elect directors.

Proposal 2: To approve a new investment advisory agreement with Flaherty & Crumrine Incorporated for the fund.

The Board of Directors of the fund unanimously recommends that you vote FOR the proposals. To date, an overwhelming majority of the votes received have been cast in favor of the proposals. There simply have not been a suﬃcient number shares voted to reach the participation level required for quorum.

Except for date and the initial term, the terms of the new advisory agreements are identical to the terms of the current agreements, including having identical advisory fees. Additionally, the day-to-day management of Flaherty & Crumrine and the investment objectives and strategies of the fund will not change as a result of the fund’s entry into the new investment advisory agreement. The full proxy statement can be found here: www.Okapivote.com/Flaherty.

In order for your vote to be represented and the meeting to reach quorum, we must receive your voting instructions. Your voting options for each proposal are For, Against or Abstain. Casting an Abstain vote is neither for nor against the proposals, it is simply appearing at the meeting for quorum. PLEASE SUBMIT YOUR VOTE TODAY USING ONE OF THE FOLLOWING OPTIONS:

1.	By Internet
Follow the simple instructions on the enclosed proxy card.

2.	By Phone
Call the toll-free number listed on the enclosed proxy card and follow the simple voice prompts.

If you have any questions, please call Okapi Partners, the fund’s proxy solicitor, toll-free at (877) 279-2311. Representatives are available Monday - Friday 9:00am to 8:00pm (ET). Thank you for your continued support of the fund and your assistance in this matter.